UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 11, 2006

CardioDynamics International Corporation

(Exact name of registrant as specified in its charter)

California	000-11868	95-3533362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Nancy Ridge Drive, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858)-535-0202

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2006, the Registrant closed the sale of $5.25 million of subordinated convertible debt securities (“Convertible Notes”) to its largest institutional shareholder. The three-year, subordinated Convertible Notes due 2009 bear interest at an annual rate of 8%, and are convertible into common stock at a fixed price of $1.15 per share. In connection with the sale of the Convertible Notes, the Company entered into a securities purchase agreement, dated as of April 11, 2006, with the purchasers of the Convertible Notes (the “Convertible Notes Securities Purchase Agreement”). Under the Convertible Notes Securities Purchase Agreement, the Company has agreed to use its best efforts to file within 45 days following the closing, a registration statement on Form S-3, and to cause the registration to become effective within 100 days after the initial filing of the registration statement and to use its best efforts to keep such registration statement effective for a period of up to two years from April 11, 2006, or such lesser period of time as all of the shares of common stock issuable upon conversion of the Convertible Notes have been sold or can be sold without restriction under Rule 144. The Company will be required to pay additional interest, subject to limitations, to the holders of the Convertible Notes if it fails to comply with its obligations to register the common stock issuable upon conversion of the Convertible Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 4.1 Securities Purchase Agreement, dated as of April 11, 2006, among the Company and the Initial Purchasers named therein, relating to the $5,250,000, 8.0% Convertible Subordinated Notes due 2009.

Exhibit 10.1 Form of $5,250,000 8.0% Convertible Subordinated Notes, dated as of April 11, 2006, due 2009, among the Company and the initial purchasers named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioDynamics International Corporation

Date: April 16, 2006	/s/ Stephen P. Loomis
Stephen P. Loomis
Chief Financial Officer